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                  LICENSING, CO-BRANDING AND LINKING AGREEMENT

THIS AGREEMENT is made as of the 12 day of November, 1999 by and between Nettaxi Online Communities, Inc. ("Nettaxi"), a Delaware corporation, with its principal place of business at 1696 Dell Avenue, Campbell, California 95008, and a URL at http://www.nettaxi.com (the "Nettaxi Site") and Netword, Inc. ("Company"), a Delaware corporation, with its principal place of business at 702 Russell Avenue, Gaithersburg, Maryland 20877, and a URL at http://www.netword.com (the "Company Site")

                                    RECITALS

         A. Nettaxi owns and operates a Web site at the Nettaxi Site with information pertaining to various categories of interest;

         B. Company owns and operates a Web site at the Company Site for its Netword System which allows Internet users to enter Networds, instead of URLs to navigate directly to any Internet site; and

         C. The parties wish to enter into the Agreement upon the terms and conditions described herein.

         NOW THEREFORE, in consideration of the Recitals and the mutual promises and covenants contained herein, the parties agree as follows:

Section 1. Definitions

         Unless otherwise specified, the capitalized terms used herein shall have the following meanings:

         Company Content shall mean information and material available on the Company Site, including but not limited to the Company Slot, Company Links, the Company logo and the Netword registration process and related text, graphics, pictures, sound, video, data and other content.

         Nettaxi Content shall mean information and material available on the Nettaxi Site, including but not limited to text, graphics, pictures, sound, video, data and other content, exclusive of Company Content.

Section 2. The Non-Exclusive License

         Company hereby grants Nettaxi a non-exclusive license (the "License") on the following basis

         2.1 Applicability: The License shall apply to the Company Content as it currently exists, or is hereafter modified or updated on the Company Site.


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         2.2 Extent of the License: Under the License, Nettaxi shall be entitled to use, reproduce, distribute, display, transmit, advertise, market, and demonstrate Company Content from the Nettaxi Site; however, Nettaxi shall have no rights to (i) edit, modify, or revise Company Content in any manner whatsoever, and (ii) may not sublicense, lease, use or disseminate Company Content in a manner inconsistent herewith.

Section 3. Guaranteed Payments; Revenue Sharing

         3.1 Guaranteed Payments: During the Initial Term, Company shall pay Nettaxi $5,000 per month as a guarantee against Nettaxi's share of Referral Customer Revenues, as defined in Section 3.2 below.

         3.2 Revenue Sharing: During the Initial Term, or any Renewal Term, Company shall pay Nettaxi 30% of revenues received from customers (collectively "Referral Customers") who visit the Company Site and open a Company account via a Company link or button on the Nettaxi Site (collectively a "Company Link") for a period of one year after each customer opens a Company account and 20% of such revenues during the second year. Nettaxi's share of such revenues is herein collectively "Referral Customer Revenues".

         3.3 Terms of Payment: Company shall pay Nettaxi its share of Referral Customer Revenues described in Section 3.2 above received by Company during each applicable calendar month by the fifteenth
               (15th) day of the following month.

         3.4 Company Books and Records; Audits: Company shall keep accurate books and records of all Referral Customers and Referral Customer Revenues at its principal place of business. Upon reasonable notice of not less than seven (7) business days, but in no event more than once each year (unless the immediately preceding audit showed a material underpayment), Nettaxi shall have the right subject to suitable confidentiality measures, to cause an independent certified public accountant to inspect that portions of Company's books and records relating to Referral Customer Revenues to confirm that the correct amount owed to Nettaxi hereunder has been paid. Company shall maintain books and records to support each monthly statement delivered to Nettaxi hereunder for two years after the expiration of the Term, or any Renewal Term, or after Company's final payment to Nettaxi hereunder, whichever data is last to occur.


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Section 4. Company Obligations

         4.1 Company shall deliver to Nettaxi such Company Content (including all updates and enhancements released or issued during the Term or any Renewal Term) as may be reasonably requested by Nettaxi. Company shall be deemed in compliance with the said delivery requirements, if made in a manner consistent with standard and established modes of delivery for Internet databases. In that regard, Company shall provide Nettaxi with documented HTML code to facilitate inclusion of a Company Slot and Company Links to Netword registration screens an the Nettaxi Site that permit use and registration of Networds from that site.

         4.2 Company shall provide Nettaxi with a free Netword account to be used to aid navigation and promotion of the Nettaxi Site.

         4.3 Company shall utilize its commercially reasonable best efforts to ensure the uninterrupted availability and operation of the Company Site and Company Content and the ability of Nettaxi customers to access and utilize those items.

         4.4 Company shall create Networds for user names of all members of the Nettaxi Site ("Nettaxi Networds").

         4.5 Company shall use its commercially reasonable best efforts to exclude from the Company Site all information and advertising that is: (i) obscene, defamatory; libelous, or slanderous; (ii) violates any person's right to privacy, publicity, or personality; or (iii) likely to result in any injury, damage, or harm to any person.

         4.6 Company shall use its commercially reasonable best efforts to build the public's awareness of the Netword System, including widespread distribution of Company's software agent (the "Agent") through public relations, advertising, and strategic alliances.

         4.7 Company shall distribute a press release related to this Agreement. In addition, Nettaxi shall provide quotable material from management to assist with Company's marketing efforts.

Section 5. Nettaxi Obligations

         5.1 Following delivery to Nettaxi of the Company Content, Nettaxi shall prominently display it at the Nettaxi Site and facilitate downloads of the Agent, registrations of Networds, and promotion of Company Content at that site.


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         5.2   Nettaxi shall (i) provide sufficient information to Company to create Nettaxi Networds; and (ii) promote Nettaxi Networds to its members through newsletters, emails, etc.

         5.3 Nettaxi shall distribute a press release describing this Agreement. Nettaxi shall provide quotable material from management to assist with Company's marketing efforts.

         5.4 Nettaxi shall post a Company Slot and Company Links on its home page and on its community pages. If Nettaxi elects to remove Company Links that access Company Content from prominent positions on Nettaxi community pages, it shall give Company reasonable notice of such change.

Section 6. Cross-Marketing

         6.1 Cross Marketing: The parties shall use their commercially reasonable best efforts to discuss potential cross-marketing and promotional activities to increase the use of Company Content.

         6.2 Customer Information: All customer information resulting from Netword registrations originating from the Nettaxi Site shall be jointly owned by the parties. Either party may use such customer information, including e-mail addresses for marketing purposes, subject to such customer permission as Company may request in the Netword registration process.

Section 7. Term; Termination

         7.1 Initial Term: The initial term ("Initial Term") of this Agreement shall be one year following its execution, unless terminated under the provisions of Sections 7.3 and 7.4 below.

         7.2 Renewal of Term: The Initial Term shall automatically be renewed for successive one year periods (each a "Renewal Term"), unless notice of termination is provided by either party at least thirty
               (30) days prior to the expiration of the Initial Term, or any Renewal Term.

         7.3 Termination without cause: Either party may terminate this Agreement at any time for any reason upon thirty (30) days written notice to the other.


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         7.4   Termination for Cause: Either party may terminate this Agreement upon ten (10) days written notice to the other party if any of the following events occur: (i) a party fails to perform or comply with any provision of this Agreement; (ii) a party provides written acknowledgment of insolvency, applies for relief under any bankruptcy laws, makes an assignment for the benefit of creditors, has a receiver appointed for any of its properties, or an involuntary bankruptcy or dissolution action is commenced against it by a third party. In the event a non-defaulting party in its discretion elects not to terminate this Agreement, such election shall not be a waiver of any and all claims of that party for any of the listed defaults. Further, in the event any of the foregoing events occur, the non-defaulting party may elect to leave this Agreement in full force and effect and to institute legal action against the defaulting party for specific performance.

         7.5 The rights and remedies provided in this Section 7 shall not be exclusive and shall be in addition to any other rights and remedies provided herein or at law.

Section 8. Notices

         8.1 All notices hereunder shall be in writing and shall be effective when actually received. Notice by mail shall be deemed actually received three (3) days after deposited in the United States mail addressed to the recipients at the following addresses:

               To Netword:                       To Nettaxi:

               Netword, Inc.                     Nettaxi Online Communities Inc.
               702 Russell Avenue, Third Floor   1696 Dell Ave.
               Gaithersburg, MD 20877            Campbell, CA 95008
               Attn: Michael L. Wise             Attn: Keri Vennera
               Telephone: (516) 239-8067         Telephone: (408) 879-9880
               Fax: (212) 208-0989               Fax: (408) 879-9907

               Either party may change its address by giving the other party written notice in the manner set forth above.

Section 9. Company Warranties

        Company warrants and represents the following to Nettaxi:

         9.1 It has all right, power and authority necessary to enter into this Agreement.

         9.2 Its performance hereunder will not violate any agreement or any obligation to any third party.


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         9.3   Company Content and any updates, modifications, or enhancements thereto does not (i) infringe any copyright, trade secret or any publicity, privacy or patent right of any third party, or
               (ii) subject Nettaxi to any liability known to Company for the violation of any laws, rules or regulations.

         9.4 There are no actions threatened or pending against it by any third party or governmental agency regarding the use of Company Content.

Section 10. Nettaxi Warranties

         Nettaxi warrants and represents the following to Company:

         10.1 It has all right, power and authority necessary to enter into this Agreement.

         10.2 Its performance hereunder does not violate any agreement or any obligation to any third party.

         10.3 Nettaxi Content provided to Company and any updates, modifications, or enhancements thereto does not (i) infringe any copyright, trade secret or any publicity, privacy or patent right of any third party, or (ii) subject Company to any liability known to Nettaxi for the violation of any laws, rules or regulations.

         1O.4 There are no actions threatened or pending against it by any third party or governmental agency regarding the use of Nettaxi Content.

Section 11. Indemnification by Company

         Upon Nettaxi's request, Company shall, at its expense defend any third-party claim or action brought against Nettaxi, and its affiliates, directors, officers, employees, licensees, agents and independent contractors to the extent it is based upon a claim that, if true, would consititute a breach of Company's warranty set forth in Section 9 above. Company shall indemnify and hold Nettaxi harmless from and against any costs, damages and fees reasonably incurred by Nettaxi, including but not limited to the reasonable fees and costs of its attorneys and other professionals attributable to such claims. Nettaxi shall provide Company with reasonably prompt notice in writing of any such claims or actions and provide reasonable information and assistance, at Company's expense, to help defend such claims.

Section 12. Indemnification by Nettaxi

         Upon Company's request, Nettaxi shall, at its expense defend any third-party claim or action brought against Company and its affilliates, directors, officers, employees, licensees, agents and independent contractors to the extent it is based upon a claim that, if true, would constitute a breach of Nettaxi's warranty set forth in


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Section 10 above. Nettaxi shall indemnify and hold Company harmless from and against any costs, damages, and fees reasonably incurred by Company, including but not limited to the reasonable fees and costs of its attorneys and other professionals attributable to such claims. Company shall provide Nettaxi with reasonably prompt notice in writing of any such claims or actions and provide reasonable information and assistance, at Nettaxi's expense, to help defend such claims.

Section 13. Disclaimer; Limitation of Liability

         13.1. EXCEPT AS SET FORTH IN SECTION 9 ABOVE, COMPANY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

         13.2 EXCEPT AS SET FORTH IN SECTION 10 ABOVE NETTAXI DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

         13.3 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES ARISING OUT OF THE PERFORMANCE, NON-PERFORMANCE, OR BREACH OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, LOSS OF BUSINESS, OR BUSINESS INTERRUPTION, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 14. Press Releases

         Any press release or communication to the press and/or the public regarding this Agreement and the parties' relationship shall be made only after prior consultation between the parties and in conformance with Section 5.3 above. Subsequent press releases and other communications to the press and/or public regarding the parties' relationship may be made by either party subject to the confidentiality obligations set forth herein, after prior consultation with the other party.

Section 15. Retention of Intellectual Property

         15.1 Except as set forth herein, Company shall retain all right, title, and interest in Company Content, and Nettaxi shall retain all right, title, and interest in Nettaxi Content.

         15.2 Except as otherwise provided herein, each party shall retain all rights, title, and interest including rights of trademark and copyright in all of its

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               property, including, but not limited to trade names, trademarks, service marks, symbols, identifiers, formats, designs, devices, identifiers or proprietary products, services and information owned by it.

         15.3 No provision herein shall confer any rights of ownership to the other party's intellectual property rights or confer any implied licenses or rights to use such rights, except as expressly set forth herein.


Section 16. Independent Development

         This Agreement shall not be construed as restricting either party's ability to acquire, license, develop, manufacture or distribute for itself, or have others acquire, license, develop, manufacture or distribute for it, similar content or technology performing the same or similar functions as the content or technology contemplated by this Agreement, or to market and distribute such similar content or technology in addition to, or in lieu of, the content or technology contemplated by this Agreement.

Section 17. General

         17.1 Entire Agreement: This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and merges all prior and contemporaneous communications. It may not be modified except by a written agreement dated subsequent to the date hereof signed by the parties duly authorized representatives.

         17.2 Assignment: This Agreement shall not be assigned by either party without the other party's consent, except that either party may, without the consent of the other party, assign it to (i) a parent, subsidiary, affiliate, division or corporation controlling, controlled by, or under common control with the assigning party; (ii) a successor corporation related to the assigning party by merger consolidation, non-bankruptcy reorganization, or government action; or (iii) a purchaser of substantially all of the assigning party's assets. For the purpose of this Agreement, any sale or transfer of a party's capital stock or redemption or issuance of additional stock of any class shall not be deemed an assignment or change of control of that party. This Agreement shall inure to the benefit of the parties' successors and lawful assignees.

         17.3 Attorneys Fees: In any action or suit to enforce any right or remedy hereunder, or to interpret any provision hereof, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees.


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         17.4  Confidentiality: Each party shall hold in strictest confidence, shall not use or disclose to any third party, and shall take all necessary precautions to secure any Confidential Information of the other party. Disclosure of Confidential Information shall be restricted solely to employees, agents, consultants and representatives who have been advised of their obligation with respect thereto. As used herein, Confidential Information shall mean all non-public information that a party designates as confidential, or which, under the circumstances of disclosure ought to be treated as confidential and includes, without limitation, the terms and conditions hereof, information relating to released or unreleased products or services, marketing or promotion of any product or services, business policies or practices, customers, potential customers or suppliers of information, trade secrets, source codes, documentation, formulae, technology, or information received from others that a party is obligated to treat as confidential. If a party has any questions as to what comprises Confidential Information, it shall consult with the other party. However, Confidential Information shall not include information that was known to a party prior to the other party's disclosure, or information that becomes publicly available through no fault of the party.

         17.5 Choice of Law; Jurisdiction: This Agreement and any action related thereto shall be governed, controlled, interpreted and defined by and under the laws of the State of Delaware applicable to contracts made and to be performed in that state.

         17.6 Severability: If for any reason a court of competent jurisdiction finds any provision hereof, or portion thereof, to be unenforceable, that provision shall be enforced to the maximum extent permissible by law so as to effect the intent of the parties, and the remainder hereof shall continue in full force and effect. This Agreement has been negotiated by the parties and their respective counsel and shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

         17.7 Waiver: No waiver of any breach of any provision hereof shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party. Failure by either party to enforce any provision hereof shall not be deemed a waiver of future enforcement of that or any other provision.

         17.8 Headings: Section headings used herein are intended for convenience only and shall not be deemed to supersede or modify any provisions.

         17.9 No Offer: This Agreement shall not constitute an offer by either party to the other and it shall not be effective until executed by both parties.


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         17.10 Execution in Counterparts: This Agreement may be executed in any number of counter parts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

         17.11 No Joint Venture: Nothing herein shall create an employer-employee relationship, partnership, or joint venture between the parties.


         IN WITNESS WHEREOF, the parties have caused a duly constituted officer to execute it the day and year first above written.

Netword, Inc:                                Nettaxi Online Communities, Inc.:




Shep Bostin                                  Bob Speicher
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By: Shep Bostin, COO and VP                  By: Bob Speicher, VP Sales & Mktg
Marketing


11-9-99                                      11-5-99
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Date                                         Date